Exhibit 99.3
10/03/17
CareTrust REIT Expands its Washington Portfolio
SAN CLEMENTE, Calif., Oct. 03, 2017 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (NASDAQ:CTRE) announced today that it acquired three skilled nursing facilities in Washington. The purchase was part of a series of acquisitions involving 13 skilled nursing facilities in Washington, Texas and Idaho that were formerly operated by affiliates of Kindred Healthcare, Inc. The Washington facilities were added to CareTrust REIT's existing master lease with affiliates of Five Oaks Healthcare, LLC.
“We are pleased to have had the chance to prove our value as a trusted partner in this complex, multi-state, multi-party series of transactions,” said Mark Lamb, CareTrust REIT’s Director of Investments. The deals were part of a larger set of transactions involving 89 former Kindred skilled nursing facilities.
The three-facility, 268-bed Washington portfolio includes Kindred Nursing and Rehabilitation in Arden, Kindred Transitional Care and Rehabilitation in Lakewood and Kindred Transitional Care and Rehabilitation in Vancouver.
Brian Newberry, Five Oaks’ co-founder and president, remarked, “We are excited to grow in these wonderful communities, and look forward to serving our new patients and their families.” He noted that Five Oaks' relationship with CareTrust REIT now covers five properties in Washington. The amended Five Oaks master lease has a remaining initial term of approximately 13 years, with two five-year renewal options and CPI-based rent escalators.
CareTrust REIT also announced today that it acquired four former Kindred facilities in Idaho in the second step of a previously announced two-stage, seven-facility transaction, and added them to CareTrust REIT’s existing master lease with affiliates of Cascadia Healthcare, LLC, as well as three seniors housing communities in Virginia which were added to CareTrust REIT’s existing master lease with affiliates of Twenty/20 Management, Inc. The aggregate purchase price for the three transactions was approximately $95.8 million, inclusive of transaction costs and the $29.9 million previously paid on the first stage of the Idaho transaction. The investments are expected to generate additional annual cash rent of approximately $8.6 million, and were funded using CareTrust REIT's $400 million unsecured revolving credit facility.
About CareTrust REITTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 181 net-leased healthcare properties and three operated seniors housing properties in 23 states, CareTrust REIT is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.
Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com